DREYFUS INVESTMENT FUNDS

CERTIFICATE OF AMENDMENT

Establishment and Designation of Classes of Shares
of Beneficial Interest

The undersigned, Vice President of Dreyfus Investment Funds (the "Trust"), a trust with transferrable shares of the type commonly called a Massachusetts business trust, does hereby certify to the Secretary of State of the Commonwealth of Massachusetts that, at a meeting duly called and held on April 28, 2016, at which a quorum was present and acting throughout, the Board of Trustees of the Trust, pursuant to Sections 6.1 and 9.3 of the Trust's Amended and Restated Agreement and Declaration of Trust, dated October 27, 2011 (the "Declaration of Trust"), established and designated two new classes of Shares (as that term is defined in the Declaration of Trust) of beneficial interest, par value $.01 per share, of Dreyfus/The Boston Company Small Cap Value Fund (the "Fund"), a series of the Trust, as set forth below:

1.      The new classes of Shares established and designated by the Trust's Board of Trustees are "Class C" shares and "Class Y" shares of the Fund.

2.      Class C shares and Class Y shares of the Fund shall each be entitled to all of the rights and preferences accorded to Shares of the Trust under the Declaration of Trust.

3.      The purchase price of Class C shares and Class Y shares of the Fund, the method of determining the net asset value of such classes of Shares and the relative dividend rights of holders of such classes of Shares shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration of Trust and shall be set forth in the Trust's Registration Statement on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940 as in effect at the time of issuance of such Shares.

This Certificate of Amendment to the Declaration of Trust shall become effective on
August 1, 2016.

The undersigned further certifies that, as amended hereby, the Board of Trustees of the Trust has duly authorized the following series of the Trust and designated the following classes thereof:

Name of Series	Classes of Shares
Dreyfus Diversified Emerging Markets Fund	Class A Class C Class I Class Y
Dreyfus Tax Sensitive Total Return Bond Fund	Class A Class C Class I Class Y
Dreyfus/Newton International Equity Fund	Class A Class C Class I Class Y
Dreyfus/Standish Global Fixed Income Fund	Class A Class C Class I Class Y
Dreyfus/The Boston Company Small Cap Growth Fund	Class I Class Y
Dreyfus/The Boston Company Small Cap Value Fund	Class A Class C Class I Class Y
Dreyfus/The Boston Company Small/Mid Cap Growth Fund	Class A Class C Class I Class Y

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment this 23 day of June, 2016.

DREYFUS INVESTMENT FUNDS

By:  ___________________________

Name:  James Bitetto

Title:    Vice President

STATE OF NEW YORK      )

                                                :  ss.:

COUNTY OF NEW YORK  )

On this 23 day of June, 2016, before me personally came James Bitetto, to me personally known, who, being by me duly sworn, did say that he is a Vice President of the above-referenced Trust and who duly acknowledged to me that he had executed the foregoing instrument as his free act and deed on behalf of the Trust.

__________________________

Notary Public

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